Exhibit 99.1

Bristol-Myers Squibb Names Peter J. Arduini to Board of Directors

(NEW YORK, March 3, 2016) - Bristol-Myers Squibb Company (NYSE:BMY) today announced that its Board of Directors has elected Peter J. Arduini to the Board, effective April 1, 2016. Mr. Arduini will serve as a member of the Audit Committee of the Board of Directors, effective May 3, 2016.

Mr. Arduini, 51, is currently president and chief executive officer and director of Integra LifeSciences (NASDAQ:IART), a leading global medical technology company. He joined Integra LifeSciences in 2010 as president and chief operating officer and director, and was named CEO in 2012. Mr. Arduini brings more than 25 years of global experience in medical device technology and pharmaceutical businesses, and has led operations in China, Europe, Japan and the U.S. Before joining Integra, Mr. Arduini was corporate vice president and president of Medication Delivery, Baxter Healthcare, which he joined in 2005. At Baxter, he was responsible for a portfolio focused on the inpatient acute care hospital market. Prior to joining Baxter, Mr. Arduini was responsible for the functional imaging business at General Electric Healthcare, where he spent 15 years assuming increasing levels of responsibility. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and MDIC, the Medical Device Innovation Consortium. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management.

“Pete is a confident and engaging leader who has delivered tremendous results throughout his career,” said Lamberto Andreotti, chairman, Bristol-Myers Squibb. “His commercial, financial and operational experience, along with a deep understanding of healthcare, make him an ideal choice for our Board. I look forward to his contributions.”

“Pete brings significant healthcare experience, unwavering integrity and a focus on helping patients,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “Bristol-Myers Squibb will benefit from his insights as a strategic leader, and I am excited to have him join our Board.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, and YouTube.

Contacts

Media:

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:

Rayna Dajani; 609-252-5330, ranya.dajani@bms.com
Bill Szablewski, 609-252-5894, william.szablewski@bms.com